Exhibit 23.1



                       Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Express Scripts, Inc. of our report dated February 12, 1999 relating to the financial statements and financial statement schedule, which appears in Express Scripts, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
St. Louis, Missouri
June 7, 1999